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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
          Suspension of Duty to File Reports Under Section 13 and 15(d)
                     of the Securities Exchange Act of 1934

                        Commission File Number 333-64063

                        WFS FINANCIAL 1999-B OWNER TRUST
             (Exact name of registrant as specified in its charter)

        C/O WFS FINANCIAL AUTO LOANS, INC., 23 PASTEUR, IRVINE, CA 92618
                                  714-753-3000
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)
                        WFS FINANCIAL 1999-B OWNER TRUST
        $190,000,000 OF 5.399% AUTO RECEIVABLE BACKED NOTES, CLASS A-1,
         $242,000,000 OF 5.833% AUTO RECEIVABLE BACKED NOTES, CLASS A-2
         $348,000,000 OF 6.320% AUTO RECEIVABLE BACKED NOTES, CLASS A-3
         $115,000,000 OF 6.420% AUTO RECEIVABLE BACKED NOTES, CLASS A-4
           $105,000,000 OF 6.600% AUTO RECEIVABLE BACKED CERTIFICATES
            (Title of each class of securities covered by this Form)
                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]           Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)   [ ]           Rule 12h-3(b)(2)(ii)      [ ]
     Rule 12h-3(b)(1)(i)    [X]           Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date:

                 Class A-1 Notes:           6
                 Class A-2 Notes:           10
                 Class A-3 Notes:           44
                 Class A-4 Notes            14
                 Certificates:              6

     Pursuant to the requirements of the Securities Exchange Act of 1934 WFS FINANCIAL 1999-B OWNER TRUST has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        WFS Financial Inc.
                                        as Master Servicer

DATE: April 28, 2000                    By: /s/ Thomas Wolfe
                                            ---------------------------
                                            Thomas Wolfe, President